USAA Transfer Agency Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to Section 1(b) of the Transfer Agency Agreement dated as of November 13, 2002, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Transfer Agency Company, (the Transfer Agent) please be advised that the Trust has established one new series of its shares (New Fund) as set forth below:

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Managed Allocation Fund
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Please be further advised that the Trust desires to retain the Transfer Agent to render transfer agency services under the Transfer Agency Agreement to the New Fund in accordance with the fee schedule attached hereto as Exhibit A.

Please state below whether you are willing to render such services in accordance with the fee schedule attached hereto as Exhibit A.

                                                                           USAA MUTUAL FUNDS TRUST

Attest: /s Mark S. Howard                               By:  /s/ Christopher W. Claus
           Mark S. Howard                                                    Christopher W. Claus
           Secretary                                                                 President

Dated:  As of February 1, 2010

We are willing to render services to the New Fund in accordance with the fee schedule attached hereto as Exhibit A.

                                                                           USAA TRANSFER AGENCY COMPANY

Attest:  /s/ Christopher P. Laia                                      By:  /s/ Karl Borgerding
              Christopher P. Laia                                                    Karl Borgerding
              Secretary                                                                    Vice President

Dated:  As of February 1, 2010